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EXHIBIT 23.01


                      [MOFFITT & COMPANY, P.C. LETTERHEAD]



iBIZ Technology Corp.
1919 West Lone Cactus Drive
Phoenix, AZ 85027

Dear Sir or Madam:

We do hereby consent to the use in this registration statement on Form SB-2 dated on or about October 7, 2002 of our report dated February 8, 2002 relating to the October 31, 2001 and 2000 audited financial statements of iBiz Technology Corp.


Moffitt & Company, P.C.
Scottsdale, Arizona
October 7, 2002